EQUITY TRANSFER AGREEMENT

Transferor:

Chen Meizhou was born on January 5, 1973, male, a citizen of the PR China.
Home address: Room 1001, Building 28, No.101 Guofang Road, Gongbei, Xiangzhou District, Zhuhai, Guangdong Province, P.R. China Position: Shareholder and Executive Director of Shenyang Ling Xiao Aviation Service Co.Ltd.

Transferor:

Xu Changchun was born on April 12, 1978 , male, a citizen of the PR China.
Home address: Room 1-6-2, Building 44, No.3 Xiaoheyan Rd, Dadong District, Shenyan, Liaoning Province, P.R. china.
Position: Shareholder and Supervisor of Shenyang Ling Xiao Aviation Service Co.Ltd.

Transferee:

Dalian Northport Information Industry Development Co., Ltd. (hereinafter referred to Dalian Northport)
Address: Room 512, A Section, 1 Huoju Road, Qixianling Industrial Base, High-Tech Zone, Dalian, 116025, Liaoning Province, P.R.China.
Registration Number: QIDULIAODAZONGZI NO. 014063

This equity interest transfer agreement was made among the aforesaid parties on the basis of amiable negotiation and principles of voluntary participation in accordance with Company Law of the People's Republic of China and other relevant laws and regulations, the three parties agree to perform this agreement subject to the terms and conditions stipulated below.

1. Brief Introduction to the enterprise to do equity interest transfer

Shenyang Ling Xiao Aviation Service Co. Ltd (hereinafter referred to Shenyang Ling Xiao) was established after formally registered in Shenyang Industrial and Commercial Administration Authority on September 26, 2007. The registration number is 2101322108469, and its business term is from September 26, 2007 to September 25, 2017. The business scope: agency for air tickets booking and selling business both international airlines and Chinese domestic airlines as well as Taiwan, Hong Kong and Macao airlines; the consultation of economic information etc. The registered capital is RMB 1.5 million Yuan, in which shareholder Chen Meizhou contributed RMB 1.35 million Yuan in cash, accounting for 90% of contribution amount; and another shareholder Xu Changchun contributed RMB 0.15 million Yuan in cash, accounting for 10% of contribution amount.

Starting from October 10, 2008, all of the business activities of Dalian Ling Xiao Aviation Service Co. Ltd will be merged into Shenyang Ling Xiao’s business scope. Shenyang Ling Xiao will make consolidated financial statements to relevant authorities, and execute administration and leadership to Dalian Ling Xiao.

2. Quantity of Equity Interest to be Transferred

Chen Meizhou (Transferor) hereby agrees to transfer RMB615 thousand Yuan accounting for 41% of his holding shares of Shenyang Ling Xiao to Dalian Northport (Transferee).
Xu Changchun (Transferor) hereby agrees to transfer RMB150 thousand Yuan accounting for 10% of his holding shares of Shenyang Ling Xiao to Dalian Northport (Transferee).
After the completion of equity interest transfer, Dalian Northport (Transferee) shall hold RMB765 thousand of Shenyang Ling Xiao’s shares, accounting 51%. Chen Meizhou (Transferor) shall hold RMB735 thousand of Shenyang Ling Xiao’s shares accounting 49%. And Xu Changchun (Transferor) shall be no longer holding any share of Shenyang Ling Xiao.

3. Price of Shares to be transferred

The price of shares of Shenyang Ling Xiao to be transferred to Dalian Northport(Transferee)agreed by Chen Meizhou and Xu Changchun (Transferors), shall be replaced by 2.7 millions shares issued by Dalian Northport’s parent company—Northport Network System Inc. for the time being, one share shall be calculated at the price of US$ 2.00. The final transfer price shall be determined by the auditing results of its financial report of Shenyang Ling Xiao for one full year business activity from April 1, 2008 to March 31, 2009, and finally determine the numbers of shares to be transferred ..

4. Mode of Payment and Term

After approval of the equity interest transfer agreement, the Transferee shall make advance payment of 2.7 million shares of its parent company-- Northport Network System Inc. to the Transferors. And then after the final transfer price fixed, will calculate the numbers of shares to be transferred, it shall be treated in accordance with the principle stipulated in this agreement that to make supplementary payment for any deficiency but not refund the overpayment.

5. Responsibilities of Transferors

5.1. The Transferors represent and warrant to the Transferee that they legally owned those equity interests to be transferred, as well as the right and power to deal with them entirely and effectively, and also warrant that those equity interests are free and clear of liens, mortgage and encumbrances whatever. Otherwise, they shall bear the economic responsibility and legal liability caused thereof.

5.2. Transferors ensure that they shall do their utmost to deal with the formalities of alteration of company registration, otherwise, they shall bear the economic losses caused to Transferee thereof.

5.3. Transferors represent and warrant to Transferee that Shenyang Ling Xiao Aviation Service Co. Ltd is not bound by any liability or contingent debt, and also guarantee that the corporate properties are free and clear of sequestration or mortgage, which shall impact the execution of right and power due. If any, the Transferors shall bear the losses caused thereof.

6. Expenses to be undertaken

Any expense related to the Transfer in the process of Equity Interest Transfer shall be borne by the Transferee.

7. Special Provision

After the signing of this Equity Interest Transfer Agreement, the Transferors and their company shall not be permitted to establish any new enterprise with the same business scope of Shenyang Ling Xiao both in Shenyang and Dalian region. Otherwise, they shall compensate all of the losses arising from this action to the Transferee.

8. Responsibilities for Breach of the contract

In case any party cannot appropriately or completely perform the obligations stipulated in this Agreement, the party shall bear the responsibility and pay all the economic losses to the observant party.

9. Settlement of Disputes

Any dispute arising from the execution of this Agreement shall be settled through friendly consultations by the parties. In case no settlement through consultation can be reached or is unwilling to make the consultation, the disputes shall be submitted to the People’s Court of Dalian Xigang District.

10. Any matter not covered in the Agreement shall be solved by signing the supplementary agreement of Equity Interest Transfer Agreement. The supplementary agreement and this Agreement share the same legal effectiveness.

11. This Equity Interest Transfer Agreement shall become effective upon signing and stamping by the three parties.

12. This Agreement has been made in quintuplicate. The two copies are to be held by Transferor and the two copies are to be held by Transferee. One copy is to be submitted to enterprise registration authority for filing. All the copies share the same effectiveness.

13. This Equity Interest Transfer Agreement has been made in both Chinese and English versions. The Chinese version shall be prevailing.

14. In case this Equity Interest Transfer Agreement has any discrepancy with other agreements, should do in accordance with the stipulations of this Equity Interest Transfer Agreement.

/s/ Chen Meizhou	Dalian Northport Information Industry Development Co., Ltd.

Signed by Transferor:	Stamped by Transferee:

/s/ Xu Changchun	/s/ Zhao Yan

Signed by Transferor:	Signed by Legal Representative:

Signed on the date of October 9 , 2008